Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 002-90810 on Form N-1A of our report dated January 16, 2007, relating to the financial statements and financial highlights of OCM Mutual Fund, including OCM Gold Fund, appearing in the Annual Report on Form N-CSR of OCM Mutual Fund for the year ended November 30, 2006, and to the reference to us under the heading “General Information” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 28, 2007